UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2016

PhaseRx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37772	20-4690620
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 W. Harrison Street, Suite 300 Seattle, Washington	98119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 805-6300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference in this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 7, 2016, PhaseRx, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) by and among the Company, the several banks and other financial institutions or entities from time to time parties to the Loan Agreement (the “Lenders”) and Hercules Capital, Inc. (‘Hercules”), in its capacity as administrative agent for itself and the Lenders, pursuant to which the Lenders agreed to make a term loan available to the Company for working capital and general business purposes, in a principal amount of up to $8 million (the “Term Loan”). On June 7, 2016 (the “Closing Date”), the Lenders funded $6 million of the Term Loan. An additional $2 million of the Term Loan may be requested by the Company during the period commencing upon the Company entering into an arms-length strategic corporate development transaction that is validating in the agent’s and Lenders’ sole discretion (the “Milestone Event”) and ending upon the earlier to occur of (a) December 15, 2016, (b) the date which is 45 days after the consummation of the Milestone Event and (c) the occurrence of an event of default under the Loan Agreement (the “Draw Period”). The Term Loan is secured by substantially all of the Company’s’s assets other than the Company’s intellectual property.

The Term Loan bears interest at a floating annual rate equal to the greater of (i) 9.25% and (ii) the sum of (a) 9.25%, plus (b) the prime rate as reported by The Wall Street Journal minus 3.50%. We are required to make interest payments in cash on the first business day of each month, beginning on July 1, 2016. The Term Loan will begin amortizing on July 3, 2017, in equal monthly installments of principal and interest, with such payments beginning on July 3, 2017, and continuing on the first business day of each month thereafter until the Term Loan is repaid. The final maturity date of the Term Loan is December 2, 2019. Upon repayment of the term loan, the Company is also required to pay an end of term charge to the Lenders equal to 5.85% of the aggregate original principal amount of all Term Loan advances extended by the Lenders to the Company.

At the Company’s option, the Company may prepay all or any portion of the outstanding principal balance and all accrued and unpaid interest with respect to the principal balance being prepaid of the Term Loan, subject to a prepayment fee of 3% of the amount prepaid if the prepayment occurs on or prior to June 7, 2017, 2% of the amount prepaid if the prepayment occurs after June 7, 2017 but on or prior to June 7, 2018, or 1% of the amount prepaid if the prepayment occurs after June 7, 2018.

The Loan Agreement includes affirmative and negative covenants applicable to the Company. The affirmative covenants include, among others, covenants requiring the Company to maintain its legal existence and governmental approvals, deliver certain financial reports and maintain insurance coverage. The negative covenants include, among others, restrictions on the Company transferring collateral, incurring additional indebtedness, engaging in mergers or acquisitions, paying dividends or making other distributions, making investments, creating liens, selling assets, and suffering a change in control, in each case subject to certain exceptions. In general, the Loan Agreement prohibits the Company from (i) repurchasing or redeeming any class of the Company’s capital stock, including its common stock or (ii) declaring or paying any cash dividend or making a cash distribution on any class of the Company’s capital stock, including common stock, subject to certain exceptions.

The Loan Agreement also includes events of default, the occurrence and continuation of which provide Hercules, as agent, with the right to exercise remedies against the Company and the collateral securing the Term Loan under the Loan Agreement, including foreclosure against the Company’s properties securing the Term Loan, including the Company’s cash. These events of default include, among other things, the Company’s failure to pay any amounts due under the Loan Agreement or any of the other loan documents, a breach of covenants under the Loan Agreement, the Company’s insolvency, a material adverse effect occurring, the occurrence of certain defaults under certain other indebtedness or certain final judgments against the Company.

Item 3.02	Unregistered Sales of Equity Securities

In connection with the Loan Agreement, on the Closing Date, the Company issued to Hercules Technology III, L.P., as the sole Lender on the Closing Date, a warrant to purchase up to 63,000 shares of common stock at an exercise price of $5.00 per share. In the event that any additional Term Loans are made to the Company during the Draw Period, the warrant will be exercisable for up to an additional number of shares of common stock equal to (i) $105,000 divided by (ii) the volume-weighted average daily price for a share of common stock for the 30 consecutive trading days ending on the trading day immediately preceding the date on which the warrant becomes exercisable for such additional shares (the “Additional Shares Exercise Price”), at the Additional Shares Exercise Price. The warrant may be exercised either for cash or on a cashless “net exercise” basis. The warrant is immediately exercisable and expires on June 7, 2021. The issuances of the term loan and the warrant were exempt from the requirements of the Securities Act of 1933, as amended, pursuant to an exemption provided by Section 4(a)(2) thereof and Rule 506(b) of Regulation D thereunder as transactions by an issuer not involving a public offering.

The foregoing is not a complete description of the terms and conditions of the warrant agreement or the Loan Agreement and is qualified in its entirety by reference to those agreements, copies of which are be filed as exhibits to this Current Report on Form 8-K.

Item 3.03.	Material Modification to Rights of Security Holders.

The information required by this Item 3.03 is contained in Item 2.03 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Loan and Security Agreement, dated June 7, 2016
10.2	Warrant Agreement, dated June 7, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PhaseRx, Inc.

Date: June 9, 2016	By:	/s/ Robert W. Overell
Robert W. Overell, Ph.D.
Chief Executive Officer